Exhibit (e)(6)

Notice of Restricted Stock Unit Grant under

The Company’s [2014 Stock Plan / Amended and Restated 2005 Stock Plan]

%%FIRST_NAME%-% %%LAST NAME%-%

%%ADDRESS_LINE_1%-%

%%ADDRESS_LINE_2%-%

%%CITY%-%, %%ZIP%-%

%%COUNTRY%-%

Dear %%FIRST_NAME%-%:

I am very pleased to notify you of a new grant of Restricted Stock Units.

Effective %%OPTION_DATE%-% (the “Date of Grant”), you have been granted a Restricted Stock Unit Award (this “Award”) for up to %%TOTAL_SHARES_GRANTED,’999,999,999’%-% units, which represents a contingent entitlement to receive shares of QIAGEN N.V. (the “Company”) common stock.

Your efforts and performance are important to our growth and success and to the value that we strive to deliver to society and our stakeholders such as customers, shareholders, and employees. It is your commitment to QIAGEN’s goals that is essential for our future development. We expect further growth and see many opportunities to expand and strengthen our Company. We have a lot to do and I am convinced that your continued efforts and passion will allow us the opportunity to be very successful together in our rapidly growing markets. This equity-based long term incentive will give you the opportunity to share the benefits of our future success.

Peer M. Schatz

Chief Executive Officer

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This Notice of Restricted Stock Unit Grant (this “Notice”), together with the QIAGEN N.V. [2014 Stock Plan / Amended and Restated 2005 Stock Plan] (the “Plan”), the QIAGEN Audited Annual Report (“20F”) and the corresponding Restricted Stock Unit Agreement (the “RSU Agreement”) (collectively, the “RSU Documents”) delivered to you and in effect as of the Date of Grant, contain the terms of your Award. The Plan and the RSU Agreement are hereby incorporated by reference and made a part of this Notice.

SECTION 1: VESTING SCHEDULE

The Award will vest and be released as per the schedule below provided you are an employee (as defined in the RSU Agreement) of the Company or of an Affiliate (as defined in the Plan) on the applicable vesting date:

Vest Date	Number of Awards to be Released
%%VEST_DATE_PERIOD1%-%	%%SHARES_PERIOD1,’999,999,999’%-%
%%VEST_DATE_PERIOD2%-%	%%SHARES_PERIOD2,’999,999,999’%-%
%%VEST_DATE_PERIOD3%-%	%%SHARES_PERIOD3,’999,999,999’%-%

provided that no fractional shares of common stock shall be delivered and the number of shares vesting on each date shall be rounded down to the nearest whole number, whilst the number of shares vesting on the final date shall be the remaining unvested balance of the shares.

SECTION 2: ACCELERATION OF EARNING AND VESTING OF AWARD UPON CERTAIN EVENTS

(a)

Effect of Termination upon Retirement or by the Company upon Termination of the Participant’s Employment Agreement. If the Participant Retires (as defined below) or the Company terminates or refuses to renew the Participant’s Employment Agreement and the Participant is terminated by the Company or an Affiliate in connection therewith other than for “cause” (as defined in the Plan) (the “Termination Date”) then upon such Termination Date a number of RSUs that were unvested as of the Termination Date shall vest as of the Termination Date in accordance with the following formula:

(N-(Px12))x(S/T)

Where:

N =	the number of whole months from the date of grant of the RSU through the Termination Date

P =

the number of years from and including the year in which the RSU was granted in which the Participant did not exceed 75% of his personal performance measurements as set forth in the Participant’s annual PES (Performance Enhancement System), PEP (Personal Enhancement Plan) form under the percentage achieved for personal goals

T =	the number of months from the date of grant of the RSU through the applicable Vesting Date

S =	the number of Shares that are to vest on the applicable Vesting Date

Such number of shares of Common Stock to be issued pursuant to the above formula shall be rounded down to the nearest whole number.

Retire shall mean the date of the Participant’s volitional termination of employment after providing two year’s prior notice of such retirement to the Company or an Affiliate and provided that the Participant has been employed by the Company or an Affiliate for at least 5 years and that the Participant is at least aged 55 prior to such termination.

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(b)

Effect of Change of Control. Except as otherwise provided in Subsection 2(a) above, this Award shall become fully vested and immediately exercisable on the date of the occurrence of a Change of Control of the Company.

As used herein, a “Change in Control” shall be deemed to have occurred if:

((a)

(i) there is a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company in one or a series of transactions, other than transactions of such type which would result in the Company having directly or indirectly (which includes for this purpose also the contractual power (through any contract, arrangement, understanding, relationship, or otherwise) to vote or to direct the voting of) fifty percent (50%) or more of the total voting power in the entity or entities to which the relevant assets are transferred to; (ii) there is a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; or (iii) there is a liquidation or dissolution of the Company, other than a liquidation or dissolution due to any insolvency or similar proceedings.

(b)

any person or legal entity (or group of persons or legal entities acting together for the purpose of acquiring, holding, or disposing of such securities) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), shall become the “beneficial owner” (which means for this purpose having or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, the power to vote or to direct the voting of, or the power to dispose, or to direct the disposition of) of securities of the Company representing forty percent (40%) or more of the total voting power represented by the voting securities of the Company, other than as a result of an acquisition of securities directly from the Company; provided, that a “Change of Control” shall not be deemed to have occurred for purposes of this clause (b) solely (i) as the result of an acquisition of voting securities by the Company which reduces the voting rights attached to the total number of voting securities outstanding or (ii) through cancellation of voting securities which reduces the total number of voting securities outstanding; or

(c)

persons who, as of the date hereof, constitute the Company’s Supervisory Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Supervisory Board; provided, that any person becoming a Supervisory Director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by, or such person was nominated for election by, a vote of at least a majority of the Incumbent Directors then in office.

(c)

Death or Disability. If the Participant dies or becomes disabled prior to a vesting date, then if (a) the death or disability occurs prior to the Performance Determination Date, this Award shall become fully vested as to the number of Target PSUs awarded to the Participant in this Notice on such date; and (b) the death or disability occurs on or after the Performance Determination Date, this Award shall become fully vested as to the number of shares earned pursuant to Section 2 above. In each case the Award will be released within 30 days of the Participant’s death or disability.

SECTION 3: TAX ELECTION OPTIONS

As described in Section 7 of the RSU Agreement, you may elect to pay your tax withholding obligations and the handling fee in cash (via a check or wire) or, the obligation can be settled by the sale of shares (a sell-to-cover, or STC). The election between these two withholding payment options must be made at least 30 days before each

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respective vest date (“tax election date”). If you do not elect a withholding payment option by the tax election date, the Company will authorize the broker to sell to enough shares to satisfy your withholding obligations, the handling fee and broker’s commission in accordance with section 7 of the RSU Agreement

SECTION 4: SEVERABILITY

If one or more of the provisions of the RSU Documents shall be held invalid, illegal or unenforceable in any respect:

(a)	the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby;

(b)	the invalid, illegal or unenforceable provision shall be deemed null and void, subject to “(c)” below; and

(c)

to the extent permitted by applicable law, any invalid or illegal, or unenforceable provision shall be construed, interpreted, or revised retroactively to comply with applicable law and to achieve the intent of the RSU Documents.

SECTION 5: ACKNOWLEDGMENT AND AGREEMENT

You acknowledge that you have received the RSU Documents and have read and agree to the terms of the Award.

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RESTRICTED STOCK UNIT AGREEMENT –

INCORPORATED TERMS AND CONDITIONS

QIAGEN N.V.

AGREEMENT made as of the date of grant set forth in the Notice of Restricted Stock Unit Grant (the “Notice”) between QIAGEN N.V. (the “Company”), a limited liability company incorporated under the laws of The Netherlands having its corporate seal in Venlo, The Netherlands, and the individual whose name appears on the Notice (the “Participant”).

WHEREAS, the Company desires to grant to the Participant Restricted Stock Units (the “RSUs”) related to the Company’s common stock, 0.01 EUR par value per share (the “Common Stock”), under and for purposes set forth in the Company’s [2014 Stock Plan / Amended and Restated 2005 Stock Plan] (the “Plan”);

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the same meanings as in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	GRANT OF AWARD.

The Company hereby grants to the Participant the number of RSUs set forth in the Notice (the “Award”) which represents a contingent entitlement of the Participant to receive shares of Common Stock, on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.

2.	VESTING.

(a) Vesting of Award. Subject to the terms and conditions set forth in this Agreement and the Plan, the Award granted hereby shall vest as set forth in the Notice and is subject to the other terms and conditions of this Agreement and the Plan.

On each vesting date set forth in the Notice, the Participant shall be entitled to receive such number of shares of Common Stock as is set forth opposite such vesting date. Such shares of Common Stock shall thereafter be delivered by the Company to the Participant in accordance with this Agreement and the Plan within thirty days of the applicable vesting date.

Except as otherwise set forth in this Agreement, if the Participant ceases to be employed for any reason by the Company or an Affiliate prior to a vesting date set forth in the Notice, then as of the date on which the Participant’s employment terminates, all unvested RSUs shall immediately be forfeited.

The term “employed” or “employment” as used in the Agreement shall include the period of time that the Participant provides services to the Company or an Affiliate as either an employee or as an advisor or consultant that provides bona fide services to the Company or its Affiliates, provided that such advisory or consulting services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

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(b) Effect of Termination for Disability or upon Death. The following rules apply if the Participant’s employment is terminated by reason of Disability or death: in addition to any portion of the Award that has become vested as of the date of Disability or death, as case may be, the Participant shall be deemed to have vested to the extent of a pro rata portion of the Award through the date of Disability or death of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled or died, as the case may be. The proration shall be based upon the number of days accrued in such current vesting period prior to the Participant’s date of Disability or death, as the case may be and such number of shares shall be rounded down to the nearest whole number.

(c) Effect of a For Cause Termination. Notwithstanding anything to the contrary contained in this Agreement or the Notice, in the event the Company or an Affiliate terminates the Participant’s employment for “cause” (as defined in the Plan) either by dismissal, by mutual agreement or court settlement, all unvested RSUs then held by the Participant shall be forfeited immediately as of the earlier of (i) the time the Participant is notified by the Company or an Affiliate that he or she has been terminated for “cause” or (ii) the Participant’s termination.

3.	PROHIBITION ON TRANSFER.

This Award shall not be transferable by the Participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided in the previous sentence, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void.

4.	ADJUSTMENTS.

The Plan contains provisions covering the treatment of RSUs and shares of Common Stock in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

5.	SECURITIES LAW COMPLIANCE.

The Participant specifically acknowledges and agrees that any sales of shares of Common Stock sold in the United States shall be made in accordance with the requirements of the Securities Act of 1933, as amended.

6.	NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.

The Participant shall have no rights as a stockholder, including voting and dividend rights, with respect to the RSUs subject to this Agreement.

7.	TAX LIABILITY OF THE PARTICIPANT AND PAYMENT OF TAXES AND FEES.

The Participant acknowledges and agrees that any income or other taxes, fees or social security or comparable contributions due from the Participant or the Company with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. Without limiting the foregoing, the Participant agrees that the Participant will owe taxes at each vesting date on the portion of the Award then vested and the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company.

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In addition, the Participant shall pay to the Company at each vesting date on the portion of the Award then vested a handling fee equal to 0.5% of the Fair Market Value of the shares of Common Stock entitled to be received on the vesting date.

In connection with the foregoing, the Participant agrees that if an arrangement to pay the handling fee and the withholding obligation in cash has not been received by the Company prior to the vesting date, the Company shall authorize a registered broker (the “Broker”) to sell on the vesting date such number of shares of Common Stock otherwise deliverable to the Participant on vesting of the Award as the Company instructs the Broker to sell to satisfy the Company’s withholding obligations and the handling fee, after deduction of the Broker’s commission (“Company Payments”), and the Broker shall remit to the Company in cash the amount of the Company Payments. To the extent the proceeds of such sale exceed the Company Payments, the Company agrees to pay such excess cash to the Participant as soon as practicable. In addition, if such sale is not sufficient to pay the Company Payments the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the Company Payments that are not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the Broker harmless from all costs, damages or expenses relating to any such sale. The Participant acknowledges that the Company and the Broker are under no obligation to arrange for such sale at any particular price. In connection with such sale of shares of Common Stock, the Participant shall execute any such documents requested by Broker in order to effectuate the sale of the shares of Common Stock and payment of the Company Payments. The Company shall not deliver any shares of Common Stock to the Participant until all Company Payments have been made. The Participant acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1(i)(B) under the Exchange Act. Notwithstanding the foregoing, the Company shall have the right to require the Company Payments be made in cash instead of through the sale of shares of Common Stock if it reasonably believes that the sale of shares would violate applicable securities laws.

8.	PARTICIPANT ACKNOWLEDGEMENTS AND AUTHORIZATION.

The Participant acknowledges the following:

(a) The Company is not by the Plan or this Award obligated to continue the Participant as an employee, consultant or director of the Company or any Affiliate.

(b) The grant of this Award is considered a one-time benefit voluntarily granted by the Company to the Participant and does not create a contractual or other right to receive future awards, benefits in lieu of awards or any other benefits in the future. The Participant’s participation in the Plan is voluntary. The Plan is discretionary in nature and may be suspended or terminated by the Company at any time. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions and the purchase price.

(c) The value of this Award is an extraordinary item of compensation outside of the scope of any employment. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-serve awards, pension or retirement benefits or similar payments. The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(d) The Participant authorizes his or her employer to furnish the Company (and any agent administering the Plan or providing recordkeeping services) with such information and data as it shall request in order to facilitate the grant of the Award and the administration of the Plan, and the Participant waives any data privacy rights he or she may have with respect to such information or the sharing of such information.

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9.	NOTICES.

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:	QIAGEN N.V.
Spoorstraat 50
5911 KJ Venlo
The Netherlands

If to the Participant at the address set forth on the Notice or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

10.	BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

11.	GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the law The Netherlands, without giving effect to the conflict of law principles thereof.

12.	ENTIRE AGREEMENT.

This Agreement, together with the Plan and the Notice, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

13.	MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended as provided in the Plan. Any such amendment shall comply with Section 409A of the Code if applicable.

14.	WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

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